Exhibit 5.1

ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 P.O. BOX 3391 TAMPA, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 094200-0111

February 28, 2014

United Insurance Holdings Corp.

360 Central Avenue, Suite 900

St. Petersburg, Florida 33701

Ladies and Gentlemen:

We have acted as counsel to United Insurance Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-191472) (the “Registration Statement”), including the prospectus constituting a part thereof, dated October 10, 2013, and the prospectus supplement, dated February 28, 2014 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 4,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in a public offering and (ii) up to 600,000 additional shares of Common Stock pursuant to the over-allotment option granted by the Company to the underwriters for such public offering, in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are referred to herein as the “Offering Shares”).

As counsel to the Company in connection with the issuance and sale of the Offering Shares, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement, (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) resolutions of the Company’s Board of Directors relating to the authorization and issuance of the Offering Shares, and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render the opinions set forth below.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In giving this opinion, we have assumed that any certificates representing the Offering Shares will conform to the Specimen Common Stock Certificate filed as Exhibit 4.1 to the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Offering Shares, when issued and paid for in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

February 28, 2014

The opinions set forth in this opinion are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP